Contacts:
Thomas T. Hawker, President and Chief Executive Officer, (209) 725-2276
David A. Heaberlin, EVP/Treasurer and Chief Financial Officer, (209) 725-7435

Website: http://www.ccow.com

Capital Corp of the West Reports Third Quarter 2007 Financial Results

MERCED, CA – October 22, 2007– Capital Corp of the West (NASDAQ: CCOW) today reported financial results for the quarter and nine months ended September 30, 2007.  Selected financial highlights for the third quarter 2007 and nine months ended September 30, 2007 discussed in this release include:

•	Net income of $5,996,000, or $0.55 on a diluted per share basis, for the third quarter of 2007, compared to net income of $5,829,000, or $0.53 per diluted share, for the third quarter of 2006;
•	Net income for the first nine months of 2007 was $10,614,000, or $0.97 per diluted share, compared to $17,640,000, or $1.61 per diluted share, for the nine months ended September 30, 2006;
•	Loan growth of $56 million during the third quarter of 2007 with an average loan balance growth of $84 million, or 6.7%;
•	Net interest margin for the third quarter of 2007 was 4.15%, up from 4.13% in the second quarter of 2007 and 3.98% in the first quarter of 2007;
•	Funding costs appear to have stabilized at 4.03% for the third quarter of 2007, up slightly from 4.01% in the second quarter of 2007 and 3.98% in the first quarter of 2007;
•
Third quarter of 2007 results include favorable events including a tax-free benefit payment related to bank owned life insurance of $993,000, or $0.09 per diluted share, and an $835,000 gain ($484,000 after-tax, or $0.04 per diluted share) from the sale of certain equity securities (see Core Earnings discussion below);

•
Capital Corp of the West has completed its acquisition of Bay View Funding and expects to complete its acquisition of all the California branch offices of the National Bank of Arizona, dba The California Stockmen's Bank, in early November; and

•	Capital Corp of the West has included, for the first time, a Core Earnings disclosure in this report of its third quarter of 2007 financial results to provide comparability to its earnings results.

CEO Commentary

Tom Hawker, President/Chief Executive Officer, Capital Corp of the West, said:  “We have always been a relationship based lender with a focus on assisting business owners with their borrowing needs including the funding of owner-occupied commercial real estate loans.  While the recent volatility in the credit markets has impacted the banking industry, we believe our decisions to not participate in any sub-prime consumer lending or portfolio of single-family residential loans, in any meaningful volume of single-family residential loans has served us well.  We have intentionally forgone loan growth and related revenues in recent years to maintain this relationship focus.  We realize concerns exist that the single family foreclosures will slowly erode consumer confidence and undermine the future growth in our Central Valley markets.  While we acknowledge that this is certainly a risk, thus far this potential outcome has not manifested itself. Similarly, concerns that the single family contagion will spread to commercial real estate have not materialized to date.  We believe our strategic foundation as a relationship based lender with a concentration on owner-occupied commercial real estate reduces our exposure to the risk of related loan losses should this actually occur.

“Identifying and successfully negotiating the cash acquisitions of Bay View Funding (closed early October 2007) and The California Stockmen’s Bank (scheduled to close November 2, 2007) are important milestones for the Company.  These cash acquisitions represent an exciting expansion of CCOW’s business lending franchise and are an excellent complement to County Bank’s existing operations as well as the asset based lending capabilities that were acquired in early 2006.  These acquisitions broaden the range of our lending capabilities and are consistent with the strategic direction and mandate for continued growth established for Management by the Board of Directors.  We believe that these acquisitions will become increasingly beneficial as a platform for additional products as more forecasts are indicating a softer loan market in 2008.  We remain interested in International Trade finance, however, we are no longer actively pursuing opportunities in the insurance agency arena.

“We are pleased to report growth in loans ($56 million) and deposits ($30 million excluding brokered deposits) this quarter.  Our annualized loan growth rate based on our second quarter ($72 million) and third quarter ($56 million) growth would approximate 20%.  This growth has not been accomplished by taking inordinate risk or not being adequately rewarded for credit risk.  We approach the fourth quarter with more modest expectations given the generally “soft” fourth quarter origination and deposit gathering environment we have encountered the past several years.

“We were also pleased to see our net interest margin stabilize the last two quarters following several quarters of decline.  Deposit pricing throughout our markets has shown signs of softening and we continue to believe that our ten new branches opened since October 1, 2005 will enhance our ability to serve our communities and gather deposits.  We can also report a return toward more normal loan pricing.

“We have opened 9 new branches over the past two years representing a 43 percent expansion in our existing branch network, now totaling 30 branches (total branches will grow to 41 following the completion of The California Stockmen’s Bank acquisition).  The net income drag associated with our expansion efforts since October 1, 2005, which Management has previously communicated would occur, has impacted our third quarter of 2007 earnings by approximately $807,000 ($468,000 after tax or approximately $0.04 per diluted share), and our year-to-date earnings by approximately $2,353,000 ($1,365,000 after tax, or approximately $0.12 per diluted share).  This compares with a second quarter of 2007 impact of $493,000, or approximately $0.05 per diluted share.

CFO Commentary

Dave Heaberlin, EVP/Treasurer and Chief Financial Officer, said: “Although the third quarter margin has contracted from the same time period in 2006, it is a further improvement from the 4.13% experienced in the second quarter of 2007 and compares favorably with our first quarter margin of 3.98%.  The net interest margin for the third quarter of 2007 was 4.15% compared with 4.37% (a 5% decline) for the same period in 2006.  We believe that the prior quarter to current quarter change is more evidence that the core margin erosion is largely behind us.  While the recent 50 basis point drop in the Fed Funds rate may reduce our near-term spreads slightly, this should dissipate rapidly as our short-term funding sources reprice.”

Net interest margin for the nine months ended September 30, 2007 was 4.09% compared to the 4.64% (a 12% decline) for the same time period in 2006.  This was up from the 4.05% margin reported for the first half of 2007.  Key balance sheet measures are as follows:

•	Loan growth in the third quarter of 2007 from the second quarter of 2007 was $56 million, or 4%, while loan growth from the third quarter of 2006 to third quarter of 2007 was $98 million, or 8%;
•
Deposits increased by $17 million in the third quarter of 2007 while deposit growth from the third quarter of 2006 to the third quarter of 2007, excluding brokered time deposits, was $79 million, or 5.4%;

•
Average earning assets increased $71 million during the third quarter ended September 30, 2007 and grew $82 million for the nine months ended September 30, 2007 compared to similar periods ended September 30, 2006;

•
Average loan balances grew $109 million during the third quarter ended September 30, 2007 and $101 million for the nine months ended September 30, 2007 compared to similar periods ended September 30, 2006 while the yield on the loan portfolio increased to 8.45% in the third quarter of 2007 compared with 8.42% in the third quarter of 2006.

Mr. Heaberlin stated that: “Interest-bearing liability costs also appear to have stabilized with 4.03% in the third quarter of 2007 compared with 4.01% in the second quarter of 2007 and 3.98% in the first quarter of 2007.  Interest-bearing liability costs of 4.03% for the third quarter of 2007 increased 9% from 3.69% in the third quarter of 2006.  While 2007 funding costs compared with 2006 have increased significantly in all interest-bearing categories, our margin has also been negatively impacted by a decline in average non-interest bearing deposits of $34 million from $277 million in the third quarter of 2006 to $243 million in the third quarter of 2007.  Average non-interest bearing deposits averaged $235 million in the second quarter of 2007 and $251 million in the first quarter of 2007.”

Core Earnings – Third Quarter 2007

Core Earnings represent net income excluding merger and acquisition related expenses, securities gains and losses and other nonrecurring costs or income and net related income taxes at the net statutory rate of 42%.  Core Earnings is a non-GAAP measure and does not have a standard meaning prescribed by GAAP.  Therefore, Core Earnings is not likely to be comparable to similar measures presented by other issuers.  Nonetheless, Management believes this analysis provides a better assessment of the actual recurring earnings from the Company’s operations by eliminating costs which are generally one-time costs associated with specific events (such as an acquisition) or are generally not predictably recurring or in the normal course of business (such as securities gains/losses or benefits received from Company-owned life insurance).  The comparative GAAP measure to Core Earnings is the net income.  A reconciliation of net income to the Core Earnings is shown below:

(Dollars in thousands, except per share amounts)	NET INCOME	DILUTED EPS
GAAP Net Income	$5,996	$0.55
Less Core Earnings adjustments:

BOLI benefit payment (tax free)	(993)	(0.09)
Gain on equity security investment	(484)	(0.05)
Acquisition related expenses	222	0.02
Revised tax estimates	(342)	(0.03)
Total Core Earnings adjustments	(1,597)	0.15

Core Earnings Net Income	$4,399	$0.40

The third quarter 2007 adjustments to derive Core Earnings include:

•	A tax-free benefit payment related to Company-owned life insurance of $993,000, or $0.09 per diluted share;
•	An $835,000 gain ($484,000 after-tax, or $0.05 per diluted share) from the sale of certain equity securities;
•	$382,000 ($222,000 after tax, or $0.02 per diluted share) of costs related to the Company’s acquisition and integration activities for Bay View Funding, Inc, and The California Stockmen’s Bank;
•
Tax benefit of $342,000, or $0.03 per diluted share, resulting from “true-up” of the 2006 accounting estimate with the actual returns filed in the third quarter ($182,000) and a tax valuation reserve reversal of $160,000.

In addition to the Core Earnings adjustments discussed above, the third quarter of 2007 financial results also include a net charge of $407,000 ($236,000 after tax, or $0.02 per diluted share) related to the Company’s OREO residential construction project located in Rocklin, California (near Sacramento) resulting from a revised unfunded commitment exposure estimate and certain pre-construction maintenance costs.  See further discussion of the Rocklin matter under “Credit Quality” below.  Excluding these Rocklin related costs, the third quarter Core Earnings would have been $4.635 million, or $0.42 per fully diluted share.

Core Earnings – 2007 Year-to-Date

Core Earnings for the nine months ended September 30, 2007 (derived using the Core Earnings definition discussed above) would be as follows:

(Dollars in thousands, except per share amounts)	NET INCOME	DILUTED EPS
GAAP Net Income	$10,614	$0.97
Less Core Earnings adjustments:

BOLI benefit payment (tax free)	(993)	(0.09)
Gain on equity security investment	(484)	(0.05)
Acquisition related expenses	363	0.03
Revised tax estimates	(342)	(0.03)
Total Core Earnings adjustments	(1,456)	0.14

Core Earnings Net Income	$9,158	$0.83

The adjustments to derive Core Earnings for the nine months ended September 30, 2007 include:

•	A tax-free benefit payment related to bank-owned life insurance of $993,000, or $0.09 per diluted share;
•	An $835,000 gain ($484,000 after-tax, or $0.05 per diluted share) from the sale of certain equity securities;
•	$626,000 ($363,000 after tax, or $0.03 per diluted share) of costs related to the Company’s acquisition and integration activities for Bay View Funding, and The California Stockmen’s Bank;
•
Tax benefit of $342,000, or $0.03 per diluted share, resulting from “true-up” of the 2006 accounting estimate with the actual returns filed in the third quarter ($182,000) and a tax valuation reserve reversal of $160,000.

In addition to the Core Earnings adjustments discussed above, the nine months ended September 30, 2007 operating results also include a net charge of $437,000 ($253,000 after tax, or $0.02 per diluted share) related to the Company’s OREO residential construction project located in Rocklin, California (near Sacramento) resulting from a revised unfunded commitments exposure estimate and certain pre-construction maintenance costs.  The Company also recorded a Q2 specific loan loss provision (which was subsequently charged-off in Q3 of $2.823 million ($1,637,000 after-tax, or $0.15 per diluted share and a $1.646 million ($955,000 after-tax, or $0.09 per diluted share) provision for unfunded commitments related to the bonded stop notices on the Rocklin OREO project.  See further discussion of the Rocklin matter under “Credit Quality” below.  Excluding these Rocklin related costs, the nine months ended September 30, 2007 Core Earnings would have been $11.986 million, or $1.10 per fully diluted share.

Third Quarter 2006 Year-to-Date Earnings

The third quarter of 2006 results also included several non-recurring items including:

•	A tax-free benefit payment related to bank-owned life insurance of $179,000;
•	An OREO after-tax gain of $190,000 ($110,000 after-tax, or $0.01 per diluted share);
•	Specific tax benefits associated with prior period state tax returns in the amount of $187,000;
•	Certain loan interest reversals primarily related to prior periods in the after-tax amount of $225,000 ($131,000 after-tax, or $0.01 per diluted share).

Excluding these matters, the third quarter earnings would have been $5.671 million, or $0.52 per fully diluted share.  In addition to this third quarter activity, the nine months results include the second quarter of 2006 net after-tax gain of $361,000 related to the sale of a portion of our agency preferred stock investments and an ARM mutual fund.  Without these second quarter and third quarter items, earnings for the first nine months of 2006 would have been $17.121 million or $1.56 per fully diluted share.

CFO Acquisitions Update

Dave Heaberlin, EVP/Treasurer and Chief Financial Officer, said: “We continue to believe, as previously disclosed, that our recent acquisitions (discussed below) will enhance our 2008 earnings by $0.20 to $0.24 per diluted share.  Third quarter acquisition and integration costs aggregated $382,000 ($222,000 after tax or $0.02 per diluted share) and $626,000 for the first nine months ($363,000 or $0.03 per diluted share).  The Company does not anticipate a meaningful contribution to profitability in 2007 as the acquisitions costs are estimated to approximate or exceed the incremental profitability”.

Bay View Funding

Dave Heaberlin, EVP/Treasurer and Chief Financial Officer, said: “Capital Corp of the West completed its acquisition of Bay View Funding (a factoring business headquartered in San Mateo, California with five business development offices located throughout the United States) on October 5, 2007.  Bay  View Funding (“BVF”) focuses on financing and managing receivables for small and mid-sized businesses.

“The acquired trade receivables are currently estimated at approximately $26 million with an implied annualized yield of roughly 35%.  One of the key attractions of this transaction is our ability to provide BVF with a significantly lower funding source.  We are now in the process of replacing the BVF debt with County Bank’s more advantaged funding.  We hope to have this process concluded in October 2007.

“On a preliminary basis, the initial purchase price for BVF was $11.7 million.  Further, payments of approximately $2.0 million have been withheld as a contingency reserve and earn-out payments of up to $3.3 million may be made if certain growth targets are achieved over the next two years.  While our accounting for this acquisition is not yet finalized, we currently estimate minimum initial goodwill of approximately $9.7 million with a $2 million amount ascribed to an identified customer base intangible.  Goodwill could change dependant on the determination of the final accounting.

The California Stockmen’s Bank

Dave Heaberlin, EVP/Treasurer and Chief Financial Officer, said: “The acquisition of The California Stockmen’s Bank will operate, upon completion, under the County Bank name and will represent the sixth largest deposit franchise headquartered in Fresno, Kings, Merced and Tulare counties.  The eleven branches (bringing County Bank’s total branches to 41 following the completion of this transaction) are located from Merced to Needles.

 “The Stockmen’s acquisition is scheduled to close on November 2, 2007.  County Bank expects to assume, based on September 30, 2007 financial information received assets and liabilities, primarily consisting of $196 million in deposits and $172 million of loans. The loan yield was 7.48%% and the funding costs were 2.61% for a net interest margin of 4.87%.  We expect to leverage this low-cost funding source post-acquisition.  The Company, at this time, continues to estimate the purchase price at $27.4 million with $6 million attributable to the core deposit intangible and $21+ million representing goodwill.  This transaction will be accounted for as a business combination.

Earnings Discussion

Net income for the three months ended September 30, 2007 was $5,996,000, or $0.55 per diluted share.  This compares to net income of $5,829,000, or $0.53 per diluted share, for the same period in 2006.  Net income for the nine months ended September 30, 2007 was $10,614,000, or $0.97 per diluted share.  This compares to net income of $17,640,000, or $1.61 per diluted share, for the same period in 2006.  Annualized return on average assets and return on average equity were 1.25% and 15.66% for the three months ended September 30, 2007 compared with 1.29% and 17.05% for the same period in 2006. Annualized return on average assets and return on average equity were 0.76% and 9.39% for the nine months ended September 30, 2007 compared with 1.33% and 17.91% for the same period in 2006.

Net income for the three and nine months ended September 30, 2007 reflects a decrease in net interest income of $189,000 and $4,280,000, respectively, from the same periods in 2006 and was primarily the result of the increase in the cost and volume of deposits.  The taxable equivalent net interest margin of 4.15% and 4.09% for the three and nine months ended September 30, 2007, was a decrease of 22 and 55 basis points, respectively, from the 4.37% and 4.64% achieved during the same periods during 2006.

In comparing the third quarter of 2007 to the third quarter of 2006, non-interest expenses increased by $2,364,000 due primarily to premises and occupancy together with equipment related expense increasing $699,000, attributable to branch expansion, and an increase of $747,000 in professional fees paid to outside consultants and attorneys.  Of the third quarter of 2007 total non-interest expense, $3,079,000 can be attributable to branch expansions made since October 1, 2005 as compared to $1,115,000 for the second quarter of 2007.

The Company’s effective tax rate was 14.2% and 20.5% for the three and nine months ended September 30, 2007, respectively.  These tax rates compare to 28% and 32.7% for the same time periods in 2006, respectively.  The Company recorded a lower provision for income taxes as a result of non-taxable income and tax credits representing a greater percentage of income before taxes.

Credit Quality

The Company’s allowance for loan losses was $15,285,000, or 1.12% of total loans, at September 30, 2007.  This compares with an allowance for loan losses of $14,796,000, or 1.17% of total loans, at September 30, 2006.

One OREO property (located in Rocklin, California near Sacramento) in the amount of $9.39 million represents approximately 74% of our total nonperforming assets at September 30, 2007.  This loan was foreclosed and partially charged-off on July 25, 2007 in the amount of $2.823 million.  The partial charge-off resulted in the property being recorded at the net realizable value as of September 30, 2007.  In addition, an increase in a loss reserve of approximately $127,000 was recorded in the third quarter of 2007 for certain liens related to this property.  The increase will result in a total loss reserve of $1.646 million at September 30, 2007 compared to $1.519 million at June 30, 2007.

Certain third quarter of 2007 costs were recorded resulting from a revised unfunded commitments exposure estimate and pre-construction maintenance costs in the amount of $407,000.  A portion of these costs ($280,000) have been incurred due to an unexpected delay in the previously anticipated resolution of the liens associated due to potential litigation by lien holders.  The Company believes that this matter can be resolved shortly and anticipates moving forward with the build-out of this residential development in the fourth quarter of 2007.

At September 30, 2007, nonperforming assets totaled $12,734,000, or 0.65% of total assets, nonperforming loans totaled $3,284,000, or 0.24% of total loans, and the allowance for loan losses totaled 465% of nonperforming loans.  At September 30, 2006, nonperforming assets totaled $3,393,000, or 0.18% of total assets, and nonperforming loans totaled $3,333,000, or 0.26% of total loans.  Net charge-offs for the nine months ended September 30, 2007 were $3,391,000 compared with net charge-offs of $380,000 for the nine months of 2006.  At December 31, 2006, nonperforming assets totaled $2,435,000 or .12% of total assets and non performing loans totaled $2,375,000 or .19% of total loans.

The Company’s loan portfolio continues to be well-diversified in terms of loan products and geography.  We do not originate single family residential loans for our portfolio but merely function in a loan brokerage capacity.  The Bank does not carry any sub-prime residential loans in our portfolio.  Our total residential real estate exposure totals $65 million (residential mortgages and liens on residential properties of $6 million, $20 million in home equity lines and residential construction loans of $39 million), or 5% of our loans.  It is also important to note that we have never incurred a loss in our home equity portfolio.  Further, our agricultural loans aggregate $86 million, or 6% of our loans, and include no citrus or poultry exposures.  While we are headquartered in Merced County, more than 70% of our real estate loans are actually located outside of Merced County.

Book Values – Capital

The Company’s capital at September 30, 2007 stood at $156,104,000 compared with $142,073,000 as of September 30, 2006.  Book value and tangible book value per share totaled $14.47 and $14.34, respectively, as of September 30, 2007 compared to $13.23 and $13.10, respectively, as of September 30, 2006.  The Company’s leverage capital ratio stood at 9.85% at September 30, 2007, compared with 9.60% as of September 30, 2006.  The Company’s risk based capital ratio stood at 12.14% at September 30, 2007, compared with 11.79% as of September 30, 2006.

Safe Harbor

In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations.  Many possible events or factors could affect the future financial results and performance of the Company.  This could cause results or performance to differ materially from those expressed in our forward-looking statements.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.  Some possible events or factors that could occur that may cause differences from expected results include the following: the Company’s loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; or sell or buy participations of loans; the quality and adequacy of management of the borrower, developments in the industry the borrower is involved in, product and geographic concentrations and the mix of the loan portfolio.  The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management’s judgments regarding the collectibility of loans.  Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources.  Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions.  Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company’s results.

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency; changes in laws and regulations; recently issued accounting pronouncements; government policies, regulations, and their enforcement (including Bank Secrecy Act related matters, taxing statutes and regulations); restrictions on dividends that our subsidiaries are allowed to pay to us; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; and management’s ability to manage these and other risks.

Reference Information

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is currently celebrating its 30th year of service as “Central California’s Community Bank.”  Currently County Bank has thirty branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne.  As of the latest FDIC data, County Bank has 7.3% market share in the six Central California counties in which it has significant retail branches.  This ranks County Bank fifth out of forty-one banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Treasurer and Chief Financial Officer, at (209) 725-7435.

Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)

	At September 30,			At June 30,
(Dollars in thousands, except per share data)	2007	2006	One Year Change	2007	Three Month Change
Assets
Cash and non-interest bearing deposits in other banks	$45,389	$46,104	$(715)	$42,425	$2,964
Federal funds sold	12,880	49,690	(36,810)	28,225	(15,345)
Time deposits at other financial institutions	100	350	(250)	100	-
Investment securities available for sale, at fair value	231,686	263,526	(31,840)	233,565	(1,879)
Investment securities held to maturity at cost, fair value of $154,862 and $170,327 at September 30, 2007 and 2006 and $157,951 at June 30, 2007	157,507	172,578	(15,071)	162,074	(4,567)
Loans, net of allowance for loan losses of $15,285 and $14,796 at September 30, 2007 and 2006 and $17,661 at June 30, 2007	1,348,953	1,251,404	97,549	1,293,433	55,520
Interest receivable	9,941	8,571	1,370	9,178	763
Premises and equipment, net	46,119	38,833	7,286	46,549	(430)
Goodwill and intangible assets	1,405	1,405	-	1,405	0
Cash value of life insurance	43,574	42,762	812	43,890	(316)
Investment in housing tax credit limited partnerships	9,439	8,440	999	9,653	(214)
Other real estate owned	9,450	60	9,390	60	9,390
Other assets	32,465	29,936	2,529	19,993	12.472
Total assets	$1,948,908	$1,913,659	$35,249	$1,890,490	$58,418

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing demand	$240,720	$277,152	$(36,432)	$234,062	$6,658
Negotiable orders of withdrawal	226,040	197,142	28,898	248,084	(22,044)
Savings	464,005	404,199	59,806	418,255	45,750
Time, under $100	352,336	247,061	105,275	344,369	7,967
Time, $100 and over	245,542	324,084	(78,542)	253,679	(8,137)
Brokered CD’s	2,606	124,258	(121,652)	15,594	(12,988)
Total deposits	1,531,249	1,573,896	(42,647)	1,514,043	17,206

Federal Funds Purchased	-	-	-	-
Other borrowings and subordinated debentures	245,252	184,589	60,663	214,269	30,983
Accrued interest, taxes and other liabilities	16,303	13,101	3,202	13,301	3,002
Total liabilities	1,792,804	1,771,586	21,218	1,741,613	51,191

Preferred stock, no par value; 10,000,000 shares authorized; none Outstanding	-	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,789,944 and 10,736,497 issued & outstanding at September 30, 2007 and 2006 and 10,789,944 at June 30, 2007	66,090	63,904	2,186	65,874	216
Retained earnings	91,987	80,440	11,547	87,180	4,807
Accumulated other comprehensive (loss)	(1,973)	(2,271)	298	(4,177)	2,204
Total shareholders’ equity	156,104	142,073	14,031	148,877	7,227
Total liabilities and shareholders’ equity	$1,948,908	$1,913,659	$35,249	$1,890,490	$58,418

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended September 30,			For the Three Months Ended June 30,
(Dollars in thousands, except per share data)	2007	2006	One Year Change	2007	Three Month Change
Interest income	$33,179	$31,021	$2,158	$31,297	$1,882
Interest expense	15,218	12,871	2,347	14,300	918
Net interest income	17,961	18,150	(189)	16,997	964
Provision for loan losses	732	200	532	3,713	(2,981)
Non-interest income:
Service charges on accounts	2,041	1,550	491	2,089	(48)
Income on BOLI	993	179	814	-	993
Gain on the sale of loans	70	11	59	189	(119)
Gain on sale of securities	835	-	835	-	835
Increase in cash surrender value of bank owned life insurance	465	365	100	431	34
Loan packaging fees	114	186	(72)	160	(46)
Retail investment income	76	112	(36)	85	(9)
Asset based lending fees	171	152	19	145	26
All other income	351	600	(249)	535	(184)
Total non-interest income	5,116	3,155	1961	3,634	1,482
Non-interest expenses:
Salaries and related benefits	7,606	7,293	313	7,468	138
Premises and occupancy	1,835	1,422	413	1,760	75
Equipment	1,382	1,096	286	1,296	86
Professional fees	1,225	478	747	859	366
Marketing	588	360	228	607	(19)
Intangible amortization	-	-		-
Supplies	222	237	(15)	268	(46)
Charitable donations	185	264	(79)	188	(3)
Communications	415	406	9	416	(1)
Other expenses	1,898	1,436	462	3,283	(1,385)
Total non-interest expenses	15,356	12,992	2,364	16,145	(789)
Income before income taxes	6,989	8,113	(1,124)	773	6,216
Provision for income taxes	993	2,284	(1,291)	131	862
NET INCOME	$5,996	$5,829	$167	$642	$5,354
Average common shares outstanding	10,790	10,731	59	10,783	7
EPS	$0.56	$0.54	$0.02	$0.06	$0.50
Effect of stock options	130	239	(109)	166	(36)
Diluted EPS	$0.55	$0.53	$0.02	$0.06	$0.49

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)

	For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2007	2006	One Year Change
Interest income	$95,692	$89,073	$6,619
Interest expense	43,989	33,090	10,899
Net interest income	51,703	55,983	(4,280)
Provision for loan losses	4,645	400	4,245
Non-interest income:
Service charges on accounts	5,834	4,475	1,359
Income on BOLI	993	179	814
Gain on the sale of loans	324	123	201
Gain on sale of securities	835	622	213
Increase in cash surrender value of bank owned life insurance	1,304	966	338
Loan packaging fees	396	491	(95)
Retail investment income	210	309	(99)
Asset based lending fees	476	389	87
All other income	1,337	1,656	(319)
Total non-interest income	11,709	9,210	2,499
Non-interest expenses:
Salaries and related benefits	22,883	21,487	1,396
Premises and occupancy	5,140	3,866	1,274
Equipment	3,861	3,129	732
Professional fees	2,895	1,952	943
Marketing	1,507	1,213	294
Intangible amortization	-	23	(23)
Supplies	719	776	(57)
Charitable donations	554	773	(219)
Communications	1,179	1,137	42
Other expenses	6,671	4,218	2,453
Total non-interest expenses	45,409	38,574	6,835
Income before income taxes	13,358	26,219	(12,861)
Provision for income taxes	2,744	8,579	(5,835)
NET INCOME	$10,614	$17,640	$(7,026)
Average common shares outstanding	10,783	10,673	110
EPS	$0.98	$1.65	$(0.67)
Effect of stock options	162	274	(112)
Diluted EPS	$0.97	$1.61	$(0.64)

Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2007	September 30, 2006	June 30, 2007	2007	2006
Basic Earnings Per Share	$0.56	$0.54	$0.06	$0.98	$1.65
Diluted Earnings Per Share	$0.55	$0.53	$0.06	$0.97	$1.61

Annualized Return on:
Average Assets	1.25%	1.29%	0.15%	0.76%	1.33%
Average Equity	15.66%	17.05%	1.68%	9.39%	17.91%
Net Interest Margin	4.15%	4.37%	4.13%	4.09%	4.64%
Efficiency Ratio	66.54%	61%	78%	71.61%	59%

Capital / Shareholder Information
(Unaudited)

	September 30, 2007	June 30, 2007	September 30, 2006
Book Value Per Share	$14.47	$13.80	$13.23
Tangible Book Value Per Share	14.34	13.67	13.10

Leverage Capital Ratio	9.85%	9.97%	9.60%
Risk Based Capital Ratio	12.14%	12.41%	11.79%

Loan Portfolio Composition
(Unaudited)

(Dollars in thousands)	September 30, 2007		September 30, 2006		June 30, 2007
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans
Commercial	$365,633	27%	$334,688	26%	$337,633	26%
Agricultural	86,318	6	87,039	7	90,870	7
Real estate construction	143,047	10	133,744	11	146,191	11
Real estate construction residential	38,564	3	38,949	3	41,664	3
Real estate mortgage	605,875	44	525,879	42	578,960	44
Real estate mortgage residential	26,648	2	41,602	3	24,516	2
Consumer	98,153	7	104,299	8	91,260	7
Total	1,364,238	100%	1,266,200	100%	1,311,094	100%
Less allowance for loan losses	(15,285)		(14,796)		(17,661)
Net loans	$1,348,953		$1,251,404		$1,293,433

Real Estate Loan Regional Distribution at September 30, 2007

(Dollars in thousands)	San Francisco Bay Area	Merced/ Mariposa	Stockton/ Modesto	Sacramento	Fresno/ Bakersfield	All Other	Total
Real estate construction	$23,201	$28,749	$35,371	$18,969	$36,757	$-	$143,047
Real estate construction residential	6,090	6,256	5,007	5,601	15,610	-	38,564
Real estate mortgage	50,660	190,982	186,657	49,237	98,185	30,154	605,875
Real estate mortgage residential	742	12,423	7,865	647	4,971	-	26,648
Total	80,693	238,410	234,900	74,454	155,523	30,154	814,134
Owner occupied	19,202	115,571	91,063	35,568	71,478	12,394	345,276
Non-owner occupied	$61,491	$122,839	$143,837	$38,886	$84,045	$17,760	$468,858

Loan Portfolio Repricing Analysis
(Unaudited)

	September 30, 2007
	Within	One to	Over
(Dollars in thousands)	One Year	Five Years	Five Years	Total

Commercial and Agricultural
Loans with floating rates	$353,610	$5,080	$-	$358,690
Loans with predetermined rates	32,544	48,610	12,107	93,261
Subtotal	$386,154	$53,690	$12,107	$451,951

Real Estate—Construction
Loans with floating rates	$174,692	$-	$1,507	$176,199
Loans with predetermined rates	5,412	-	-	5,412
Subtotal	$180,104	$-	$1,507	$181,611

Real Estate—Mortgage
Loans with floating rates	$222,194	$254,729	$3,485	$480,408
Loans with predetermined rates	3,605	45,446	103,064	152,115
Subtotal	$225,799	$300,175	$106,549	$632,523

Consumer Installment
Loans with floating rates	$10,509	$102	$-	$10,611
Loans with predetermined rates	1,079	3,908	82,555	87,542
Subtotal	$11,558	$4,010	$82,555	$98,153

Total	$803,645	$357,875	$202,718	$1,364,238

Nonperforming Assets/Loan to Deposit Ratio
(Unaudited)

	September 30,		December 31,
(Dollars in thousands)	2007	2006	2006
Non-accrual loans	$3,156	$3,333	$2,375
Accruing loans past due 90 days or more	128	-	-
Total nonperforming loans	3,284	3,333	2,375
Other real estate owned	9,450	60	60
Total nonperforming assets	$12,734	$3,393	$2,435

Nonperforming loans to total gross loans	0.24%	0.26%	0.19%
Nonperforming assets to total assets	0.65%	0.18%	0.12%
Loan to deposit ratio	89.09%	80.5%	75.8%

Allowance for Loan Loss Activity
(Unaudited)

	For the Nine Months Ended September 30,		December 31,
(Dollars in thousands)	2007	2006	2006
Allowance for Loan Losses:
Balance at beginning of period	$14,031	$14,776	$14,776
Provision for loan losses	4,645	400	400
Charge-offs:
Commercial and agricultural	3,273	942	2,134
Real estate - mortgage	-	-	-
Consumer	499	319	495
Total charge-offs	3,772	1,261	2,629
Recoveries
Commercial and agricultural	275	763	1,337
Real-Estate – mortgage	-	-	-
Consumer	106	118	147
Total recoveries	381	881	1,484
Net (charge-offs) recoveries	(3,391)	(380)	(1,145)
Balance at end of period	$15,285	$14,796	$14,031

Gross loans outstanding at period-end	$1,364,238	$1,266,200	$1,224,761
Average loans outstanding	$1,270,114	$1,168,887	$1,187,156

Annualized net charge-offs to average loans	0.36%	0.04%	0.10%
Allowance for loan losses
To total loans	1.12%	1.17%	1.15%
To nonperforming loans	465.44%	443.92%	590.78%
To nonperforming assets	120.03%	436.07%	576.22%

Allocation of Allowance for Loan Loss

	September 30, 2007		December 31, 2006		December 31, 2005
(Dollars in thousands)	Amount	Loans % to total loans	Amount	Loans % to total loans	Amount	Loans % to total loans
Commercial and Agricultural	$5,213	34%	$4,983	33%	$6,024	32%
Real Estate (Construction)	6,539	13%	1,658	15	2,474	16
Real Estate (Mortgage)	2,385	46%	3,882	44	5,598	44
Consumer	1,148	7%	3,508	8	680	8
Total	$15,285	100%	$14,031	100%	$14,776	100%

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Nine months ended			Nine months ended
	September 30, 2007			September 30, 2006
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$44,939	$1,756	5.22%	$5,250	193	4.92%
Time deposits at other financial institutions	223	9	5.40	350	14	5.35
Taxable investment securities (1)	307,240	11,235	4.89	362,508	12,609	4.65
Nontaxable investment securities (1)	99,025	3,548	4.79	102,481	3,756	4.90
Loans, gross: (2)	1,270,114	80,068	8.43	1,168,887	73,440	8.40
Total interest-earning assets	1,721,541	96,616	7.50	1,639,476	90,012	7.34
Allowance for loan losses	(14,622)			(15,074)
Cash and due from banks	43,692			46,146
Premises and equipment, net	45,581			33,733
Interest receivable and other assets	80,149			69,644
Total assets	$1,876,341			$1,773,925

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$230,732	$2,214	1.28	$205,209	$1,038	0.68
Savings deposits	419,405	10,798	3.44	353,195	6,041	2.29
Time deposits	626,809	22,450	4.79	577,631	17,749	4.11
Total interest bearing deposits	1,276,946	35,462	3.71	1,136,035	24,828	2.92
Federal funds purchased	387	16	5.53	25,275	914	4.83
Other borrowings	157,967	6,540	5.54	162,139	5,942	4.90
Subordinated Debentures	31,960	1,971	8.25	22,160	1,407	8.49
Total interest-bearing liabilities	1,467,260	43,989	4.01	1,345,609	33,091	3.29

Non-interest bearing deposits	242,919			281,828
Accrued interest, taxes and other liabilities	15,025			15,169
Total liabilities	1,725,204			1,642.,606

Total shareholders' equity	151,137			131,319
Total liabilities and shareholders' equity	$1,876,341			$1,773,925

Net interest income and margin (3)		$52,627	4.09%		$56,921	4.64%
(1)
Tax-equivalent adjustments included in the nontaxable investment securities portfolio are $860,000 and $879,000 for the nine months ended September 30, 2007 and 2006.  Tax equivalent adjustments included in the taxable investment securities created by a dividends received deduction were $52,000 and $64,000 for the nine months ended September 30, 2007 and 2006.

(2)	Amounts of interest earned included loan fees of $3,013,000 and $2,805,000 and loan costs of $364,000 and $377,000 for the nine months ended September 30, 2007 and 2006, respectively.
(3)	Net interest margin is computed by dividing net interest income by total average interest-earning assets.

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Three months ended			Three months ended
	September 30, 2007			September 30, 2006
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$17,862	$223	4.95%	$7,613	$100	5.21%
Time deposits at other financial institutions	100	1	3.97	350	5	5.67
Taxable investment securities (1)	294,858	3,712	4.99	337,085	3,959	4.66
Nontaxable investment securities (1)	97,176	1,124	4.59	103,312	1,249	4.80
Loans, gross: (2)	1,334,981	28,422	8.45	1,225,723	26,009	8.42
Total interest-earning assets	1,744,977	33,482	7.61	1,674,083	31,322	7.42
Allowance for loan losses	(15,547)			(14,868)
Cash and due from banks	44,731			43,274
Premises and equipment, net	46,371			37,647
Interest receivable and other assets	86,611			73,820
Total assets	$1,907,143			$1,813,956

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$232,859	$792	1.35%	$197,546	$372	0.75
Savings deposits	430,562	3,778	3.48	333,695	2,259	2.69
Time deposits	597,518	7,186	4.77	666,501	7,507	4.47
Total interest bearing deposits	1,260,939	11,756	3.70	1,197,742	10,138	3.36
Federal funds purchased	816	11	5.35	2,945	40	5.39
Other borrowings	203,207	2,831	5.53	152,146	2,026	5.28
Subordinated Debentures	31,960	620	7.70	31,960	667	8.28
Total interest-bearing liabilities	1,496,922	15,218	4.03	1,384,793	12,871	3.69

Non-interest bearing deposits	243,145			276,923
Accrued interest, taxes and other liabilities	15,191			15,471
Total liabilities	1,755,258			1,677,187

Total shareholders' equity	151,885			136,769
Total liabilities and shareholders' equity	$1,907,143			$1,813,956

Net interest income and margin (3)		$18,264	4.15%		$18,451	4.37%
(1)
Tax-equivalent adjustments included in the nontaxable investment securities portfolio are $271,000 and $288,000 for the three months ended September 30, 2007 and 2006.  Tax equivalent adjustments included in the taxable investment securities created by a dividends received deduction were $32,000 and $14,000 for the three months ended September 30, 2007 and 2006.

(2)	Amounts of interest earned included loan fees of $1,011,000 and $950,000 and loan costs of $105,000 and $152,000 for the three months ended September 30, 2007 and 2006, respectively.
(3)	Net interest margin is computed by dividing net interest income by total average interest-earning assets.

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Three months ended			Three months ended
	September 30, 2007			June 30, 2007
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$17,862	$223	4.95%	$22,513	$298	5.31%
Time deposits at other financial institutions	100	1	3.97	221	3	5.44
Taxable investment securities	294,858	3,712	4.99	308,193	3,736	4.86
Nontaxable investment securities	97,176	1,124	4.59	99,271	1,194	4.82
Loans, gross:	1,334,981	28,422	8.45	1,251,297	26,367	8.45
Total interest-earning assets	1,744,977	33,482	7.61	1,681,495	31,598	7.54
Allowance for loan losses	(15,547)			(14,278)
Cash and due from banks	44,731			42,218
Premises and equipment, net	46,371			46,218
Interest receivable and other assets	86,611			77,076
Total assets	$1,907,143			$1,832,729

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$232,859	$792	1.35%	$239,261	$837	1.40%
Savings deposits	430,562	3,778	3.48	414,123	3,510	3.40
Time deposits	597,518	7,186	4.77	615,893	7,420	4.83
Total interest bearing deposits	1,260,939	11,756	3.70	1,269,277	11,767	3.72
Federal funds purchased	816	11	5.35	336	5	5.97
Other borrowings	203,207	2,831	5.53	129,037	1,853	5.76
Subordinated Debentures	31,960	620	7.70	31,960	675	8.47
Total interest-bearing liabilities	1,496,922	15,218	4.03	1,430,610	14,300	4.01

Non-interest bearing deposits	243,145			234,545
Accrued interest, taxes and other liabilities	15,191			14,986
Total liabilities	1,755,258			1,680,141

Total shareholders' equity	151,885			152,588
Total liabilities and shareholders' equity	$1,907,143			$1,832,729

Net interest income and margin (3)		$18,264	4.15%		$17,298	4.13%
(1)
Tax-equivalent adjustments included in the nontaxable investment securities portfolio are $271,000 and $290,000 for the three months ended September 30, 2007 and June 30, 2007.  Tax equivalent adjustments included in the taxable investment securities created by a dividends received deduction were $32,000 and $11,000 for the three months ended September 30, 2007 and June 30, 2007.

(2)	Amounts of interest earned included loan fees of $1,011,000 and $1,141,000 and loan costs of $105,000 and $137,000 for the three months ended September 30, 2007 and June 30, 2007.
(3)	Net interest margin is computed by dividing net interest income by total average interest-earning assets.